Exhibit 99.1

Zynex Announces 2018 Second Quarter Earnings

•	Revenue increased 50% year over year to $7.6 million

•	Net income of $2.4 million increased 61% year over year; Diluted EPS $0.07

•	Adjusted EBITDA of $2.8 million increased 41% year over year

•	Eighth consecutive quarter of positive net income, 82% gross margin and 36% operating margin

ENGLEWOOD, CO – August 2, 2018 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its second quarter ended June 30, 2018.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am pleased to report revenue of $7.6 million in the second quarter with net income of $2.4 million or $0.07 per diluted share. Adjusted EBITDA was $2.8 million and the quarterly revenue was 50% higher than the revenue of the second quarter of 2017. Revenue was up 10% from the $6.9 million recorded in the first quarter of 2018. Orders grew 29% compared to the second quarter 2017 and were 2% higher than the first quarter of 2018. Our cash on hand grew to $6.3 million at the end of the second quarter.

We currently estimate our third quarter revenue to range between $7.7 million and $8.2 million with Adjusted EBITDA between $2.8 million and $3.3 million. The revenue estimate is approximately 13% to 20% above last year’s third quarter and the Adjusted EBITDA estimate is in line with third quarter 2017 Adjusted EBITDA of $3.1 million.

We continue to advocate for pain patients and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic acute pain without side effects. We are dedicated to marketing our technology in order to remove patient addiction and other side effects from prescription opioids.”

Second Quarter Financial Results Summary:

The Company reported net revenue of $7.6 million, a 50% increase over Q2-2017. Gross margins were 82% in the second quarter of 2018 compared to 80% last year. Net income grew 61% to $2.4 million in the second quarter of 2018, compared to $1.5 million last year.

Adjusted EBITDA grew 41% to $2.8 million in the second quarter of 2018 compared to $2.0 million last year.

The Company generated $3.6 million of cash from operations during the first six months of 2018, an increase of 93% compared to $1.9 million in the first six months of 2017. As of June 30, 2018, the Company had working capital of $7.0 million compared to $4.4 million at December 31, 2017.

Webcast Details: Thursday, August 2, 2018 at 11:00 a.m. MT – 1:00 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/26877

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website. Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$6,285	$5,565
Accounts receivable, net	2,863	2,185
Inventory, net	518	423
Prepaid expenses and other	579	198
Total current assets	10,245	8,371

Property and equipment, net	778	188
Deposits	370	370
Total assets	$11,393	$8,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of unsecured subordinated promissory notes	$-	$231
Current portion of capital leases	64	123
Accounts payable and accrued expenses	1,631	2,243
Accrued payroll and related taxes	692	538
Deferred insurance reimbursement	880	880
Total current liabilities	3,267	4,015
Long-term liabilities:
Deferred rent	443	-
Warranty liability	12	12
Deferred income taxes	129	-
Total liabilities	3,851	4,027

Stockholders' equity:
Preferred stock	-	-
Common stock	33	33
Additional paid-in capital	7,881	7,612
Treasury stock	(2,211)	(243)
Accumulated earnings (deficit)	1,928	(2,411)
Total Zynex, Inc. stockholders' equity	7,631	4,991
Non-controlling interest	(89)	(89)
Total stockholders' equity	7,542	4,902
Total liabilities and stockholders' equity	$11,393	$8,929

ZYNEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
NET REVENUE
Devices	$1,673	$1,231	$3,261	$2,615
Supplies	5,900	3,811	11,189	5,863
Total revenue	7,573	5,042	14,450	8,478

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	1,330	1,020	2,566	1,943
Selling, general and administrative expense	3,528	2,088	7,213	4,118
Total costs of revenue and operating expenses	4,858	3,108	9,779	6,061

Income from operations	2,715	1,934	4,671	2,417

Other expense
Interest expense	(37)	(394)	(153)	(515)
Other expense	(37)	(394)	(153)	(515)

Income from operations before income taxes	2,678	1,540	4,518	1,902
Income tax expense	260	36	179	45
Net Income	2,418	1,504	4,339	1,857
Net income (loss) – non-controlling interest	-	-	-	-
Net income - attributable to Zynex, Inc.	$2,418	$1,504	$4,339	$1,857

Net income per share attributable to Zynex, Inc.:
Basic	$0.07	$0.05	$0.13	$0.06

Diluted	$0.07	$0.05	$0.13	$0.06

Weighted average basic shares outstanding	32,620	32,048	32,610	31,790
Weighted average diluted shares outstanding	34,169	33,262	34,291	32,413

ZYNEX, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$2,418	$1,504	$4,339	$1,857
Depreciation and Amortization	42	41	68	112
Stock-based compensation expense	53	13	116	37
Interest expense and other, net	37	394	153	515
Income tax expense	260	36	179	45
Adjusted EBITDA	$2,810	$1,988	$4,855	$2,566
% of Net Revenue	37%	39%	34%	30%